EXHIBIT 10.32

Aspen Group, Inc.

224 West 30th Street, Suite 604

New York, New York 10001

December 17, 2013

Dear Warrant Holder:

We are writing to you as the holder of warrants to purchase shares of Aspen Group, Inc. (the “Company”).  In order to raise capital to continue growing the Company’s business and eliminate the negative affect on the Company’s financial statements which will be caused by the anti-dilution price protection provisions (“PP Provisions”) contained in some of our outstanding warrants, we are offering our warrant holders a reduced exercise price and additional shares of common stock upon exercise if they exercise their warrants now.  If you exercise your warrants at any time through January 15, 2014 (the “Offer End Date”) and waive all of the PP Provisions as to all securities of the Company that you beneficially own (except those which are applicable to all holders of outstanding capital stock such as stock splits and dividends), the Company will reduce the exercise price of your warrant to $0.19 per share and issue you 125% of the shares underlying your exercised warrants.

You may exercise your warrants by signing below and emailing this executed letter to my attention (email address provided below) by 5:00 p.m. on the Offer End Date.   This offer is contingent upon the Company receiving notice from warrant holders exercising $1,000,000 of warrants (the “Minimum Notice”) by the Offer End Date.  The Company’s legal counsel will act as escrow agent (the “Escrow Agent”) and will hold your original warrant and good funds until the earlier of the receipt of: (i) the receipt of the Minimum Notice and (ii) the Offer End Date.  The Escrow Agent’s wire instructions are attached as Exhibit A and address to mail your original warrants.  If the Minimum Notice is not received by the Offer End Date, your original warrants and funds will be returned to you without deduction or interest.  The Escrow Agent must receive your good funds and original warrant by 5:00 p.m. on January 20, 2014.

If you have any questions, please call me at (______) _____-_____ or email me at ____________@aspen.edu.

Sincerely yours,

Michael Mathews
Chief Executive Officer

I hereby agree to exercise all of my warrants and agree to waive all of the PP Provisions as to all securities of the Company that I beneficially own (except those which are applicable to all holders of outstanding capital stock such as stock splits and dividends):

By:

Aspen Group, Inc.

224 West 30th Street, Suite 604

New York, New York 10001

January 17, 2014

Dear Warrant Holder:

Please be advised that Aspen Group, Inc. has extended the warrant conversion offering deadline to January 21, 2014, as a result of three warrant holders executing their agreements after the January 15, 2014 deadline. In addition, Aspen Group, Inc.’s Board of Directors has approved the removal of the $1 million minimum exercise amount.

Aspen Group must receive your original warrants and good funds by 5:00 p.m. on January 24, 2014.  If you have any questions, please call me at (____) __________ or email me at ______________@aspen.edu.

Sincerely yours,

Michael Mathews
Chief Executive Officer

I hereby agree to exercise all of my warrants and agree to waive all of the PP Provisions as to all securities of Aspen Group that I beneficially own (except those which are applicable to all holders of outstanding capital stock such as stock splits and dividends):

By: